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                                                                     EXHIBIT 4.3

               SECOND MODIFICATION TO REVOLVING CREDIT AGREEMENT

         THIS MODIFICATION AGREEMENT made this ______ day of May, 1995, by and between NORTHERN TRUST BANK OF FLORIDA ("Lender") whose post office address is 1515 Ringling Boulevard, Sarasota, FL 34236, and SUN HYDRAULICS CORPORATION, a Florida corporation ("Borrower"), whose post office address is 1500 University Parkway, Sarasota, FL 34235.

                                R E C I T A L S:

         A. Lender has extended to Borrower a revolving line of credit loan in the amount of $1,700,000.00 ("Line of Credit"), currently evidenced by Renewal and Replacement Revolving Line of Credit Note dated March 1, 1994.

         B. In connection with the Line of Credit, Borrower and Lender executed a Revolving Credit Agreement dated March 9, 1992, which was previously amended by Modification Agreement dated March 25, 1993.

         C. Borrower has requested Lender to extend the maturity date of the Line of Credit to March 1, 1997, and Lender is willing to do so.

         D. The Line of Credit has been renewed on even date herewith as evidenced by Revolving Line of Credit Renewal Note in the original principal amount of $1,700,000.00 ("Note").

         E. As a condition of the renewal of the Line of Credit, Borrower has agreed to modify the terms of the Credit Agreement.

         NOW, THEREFORE, in consideration of the agreement by Lender to extend the maturity date of the Line of Credit, and further good and valuable considerations, the receipt of which is hereby acknowledged, Borrower and Lender hereby amend the Credit Agreement in the following particulars:

         1. Sections 1.1 and 1.2 are amended to extend the maturity date to March 1, 1997.

2.       Section 1.3 is added to read as follows:

         SECTION 1.3 LIMITATIONS ON LOANS. Borrower must maintain Accounts and Inventory (as those terms are used and defined in the Security Agreement executed by Borrower in favor of Lender dated March 9, 1992) in such quantities so that at all times 75% of the face amount of Borrower's qualified Accounts plus 50% of the cost or wholesale market value, whichever is lower, of Borrower's Inventory shall be at least equal to the outstanding principal balance of the Note. Borrower must pay to Lender, in reduction of the outstanding principal balance of the Note, such sums as may be necessary from time to time to maintain such ratio. The term



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"qualified Account" means any Account which has been due less than sixty (60)
days.

3. The term "Note" wherever appearing in the Credit Agreement as previously modified shall refer to the Note.

4. Sections 4.1 and 4.9 are amended to substitute the Exhibit "B" which is attached to this Modification for the Exhibit "B" attached to the original Credit Agreement.

5. Section 4.3 is amended to delete the first sentence in its entirety, and to substitute therefor the following: "All financial statements of the Borrower, any subsidiary, or any affiliate of Borrower heretofore furnished to Lender have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year, and accurately represent the financial condition of the Borrower, subsidiary, and affiliate (as the case may be) as of the date of such financial statements and the results of their respective operations for the respective periods then ended."

         6. The first sentence of Section 4.4 is hereby amended to delete the clause "... the year ended December 31, 1990" and to substitute therefor the following ""... the year most recently ended."

         7.      Section 5.2(h) is added to read as follows:

                 (h) Income Tax Returns. Within 30 days after filing each year, an executed copy of Borrower's Federal income tax return.

         8. Section 5.4 is hereby deleted in its entirety and the following is substituted in its place:

         SECTION 5.4 FINANCIAL REQUIREMENTS. The Borrower and its subsidiaries, on a combined basis, shall:

         (a) Working Capital. Maintain at all times combined net working capital in an amount equal to at least $1,700,000.00. Working capital shall mean the sum of all current assets less all current liabilities and less all intercompany eliminations.

         (b) Current Ratio. Maintain at all times a combined current ratio of current assets to current liabilities, less intercompany eliminations, of not less than 1.5:1.

         (c) Liabilities to Net Worth Ratio. Maintain at all times a ratio of consolidated total liabilities to consolidated tangible net worth of not more than 2.50:1.

         (d) Tangible Net Worth. Maintain at all times a combined tangible net worth at a minimum amount which will equal the greater of
                 (i) $5,500,000.00, or (ii) consolidated


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                 net income, less distributions by Borrower to shareholders of
                 Borrower for shareholder income tax liability for the then current year, less $500,000.00.

         (e) Minimum Fixed Charge Coverage Ratio. Maintain at all times a fixed charge coverage ratio of at least 2.25:1, said ratio being calculated as follows: earnings before interest expense and taxes, plus depreciation, divided by all interest expense plus current maturities of all long term debt plus current capital lease obligations.

         (f) Capital Expenditures. Not make combined expenditures for fixed assets in any fiscal year in an amount greater than $4,000,000.00.

         (g) Debt Service Coverage Ratio. Maintain a minimum consolidated debt service coverage ratio of 1.25:1, calculated for each fiscal year as follows: net profits, plus interest, plus depreciation, all divided by interest plus current maturities of long term debt and capitalized leases, plus disbursements, advances and loans made to officers, shareholders, directors, and other insiders of Borrower, excluding consideration of all intercompany eliminations.

         (h) Loans and Advances to Shareholders. Not make any loans or advances to its shareholders in excess of the total of individual tax liabilities of all of its shareholders for the then current fiscal year, plus $500,000.00.

         9. Section 5.6(c) is deleted in its entirety, and the following substituted in its place:

                 (c) extend credit to officers and employees of Borrower, subject to the approval of Lender, provided that the amount of indebtedness to any single officer or employee shall not exceed $50,000.00, and further provided that copies of the notes evidencing such indebtedness shall be furnished to Lender.

         10.     Section 5.6(d) is added to read as follows:

         (d)     Capital contributions of up to $1,500,000.00 to SunOpTech
                 Corporation

         11. Section 5.7 is amended to add the following: "Robert Koski and the members of his immediate family must maintain majority ownership and control of Borrower, and may not sell, transfer or otherwise assign their ownership interest in Borrower without Lender's prior written consent. Mr. and Mrs. Robert Koski shall finalize (by the end of calendar year 1995) their respective estate plans with respect to ownership succession of their


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respective interests in Borrower and affiliates and subsidiaries of Borrower."

         12. Section 7.1(c)(iii) and (iv) are added to read as follows:

                 (iii) there shall occur any default or event of default by Borrower or Sun Hydraulics Real Estate, Ltd., a Florida limited partnership ("Partnership") under that certain loan in the original principal amount of $1,000,000.00 committed to be made by Lender pursuant to commitment letter dated May 2, 1995.

                 (iv) there shall occur any default or event of default by the Partnership under that certain loan in the original principal amount of $3,500,000.00 committed to be made by Lender pursuant to commitment letter dated May 2, 1995.

         13.     Section 9.12 is added to read as follows:

         SECTION 9.12 NO WAIVER, DEFENSES OR SETOFFS. Borrower acknowledges, warrants, and covenants to Lender that Borrower has absolutely no defenses, avoidances, setoffs, or counterclaims of any kind that would or could avert or diminish (i) Borrower's absolute obligation to pay the Note, or (ii) Lender's unequivocal right to enforce the Note, this Credit Agreement, or any other loan documents executed in connection therewith. Borrower shall and does hereby unconditionally and unequivocally release, acquit and discharge forever Lender and Lender's respective affiliates and all of their respective officers, directors, shareholders, agents, representatives, attorneys, employees, sureties, trustees, receivers, and members from any and all claims, debts, demands, bonds, obligations, actions, causes of action, liabilities, responsibilities, and duties of every nature (whether at law or in equity, statutory or regulatory, disputed or undisputed, known or unknown, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, expressed or implied, assumed or imputed, in contract or in tort, negligent or intentional, permissive or compulsory, related or unrelated, direct or derivative, matured or unmatured, compensatory or punitive) that Borrower has ever had or now has.

         14. In the event of any conflict between the terms of this Modification Agreement and those of the Credit Agreement as previously modified, the terms of this Modification Agreement shall control. Except as amended hereby, all of the terms, covenants and conditions of the Credit Agreement, as previously modified, shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Modification Agreement to be executed as of the date first above written.


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                                  SUN HYDRAULICS CORPORATION,
                                  a Florida corporation


                                  By:  /s/ Clyde G. Nixon
                                     ----------------------------
                                          Clyde G. Nixon
                                          As its President

                                             BORROWER



                                  NORTHERN TRUST BANK OF FLORIDA


                                  By:
                                     ----------------------------
                                          Terence E. McGannon
                                          As its Vice President

                                                LENDER



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                                  EXHIBIT "B"

           SUBSIDIARIES AND AFFILIATES OF SUN HYDRAULICS CORPORATION

Affiliates

Sun Hydraulics Real Estate, Ltd., a Florida limited partnership
Suninco, Inc., a Florida corporation
Sun Hydraulik Holdings Ltd., a United Kingdom corporation

Subsidiaries

None